TYSON DELIVERS ANOTHER EPS RECORD QUARTER AND FISCAL YEAR
AS FOURTH QUARTER ADJUSTED EARNINGS GROW 24%
GUIDES TO HIGHER EXPECTATIONS FOR CHICKEN AND PREPARED FOODS

Springdale, Arkansas – November 17, 2014 – Tyson Foods, Inc. (NYSE: TSN), today reported the following results:

(in millions, except per share data)	Fourth Quarter		12 Months
	2014	2013	2014	2013
Sales	$10,105	$8,894	$37,580	$34,374
Operating Income	306	416	1,430	1,375

Income from Continuing Operations	136	259	856	848
Loss from Discontinued Operation, Net of Tax	—	—	—	(70)
Net Income	136	259	856	778
Less: Net Income (Loss) Attributable to Noncontrolling Interests	(1)	(2)	(8)	—
Net Income Attributable to Tyson	$137	$261	$864	$778

Adjusted¹ Operating Income from Continuing Operations	$469	$416	$1,649	$1,375

Net Income Per Share from Continuing Operations Attributable to Tyson	$0.35	$0.70	$2.37	$2.31
Adjusted¹ Net Income Per Share from Continuing Operations Attributable to Tyson	$0.87	$0.70	$2.94	$2.26

Net Income Per Share Attributable to Tyson	$0.35	$0.70	$2.37	$2.12
Adjusted¹ Net Income Per Share Attributable to Tyson	$0.87	$0.70	$2.94	$2.22
¹Adjusted operating income and adjusted EPS are explained and reconciled to comparable GAAP measure at the end of this release
Fourth Quarter Highlights

•	Record sales of $10.1 billion, an increase of 14% over fourth quarter of prior year

•	Adjusted operating income increased 13% to $469 million over fourth quarter of prior year

•	Reported EPS was $0.35; Adjusted EPS up 24% to $0.87 compared to EPS from continuing operations of $0.70 in fourth quarter of fiscal 2013

•	Overall adjusted operating margin was 4.8%
Fiscal 2014 Highlights

•	Record adjusted EPS from continuing operations increased 30% to $2.94 compared to $2.26 of prior year

•	Record Sales of $37.6 billion, an increase of 9% over prior year

•	Record adjusted operating income of $1.65 billion, an increase of 20% over prior year

•	Overall adjusted operating margin was 4.4%
“Two years ago, I told our team members, ‘The turnaround is over; it’s time to turn it on.’ They did and the proof is in our second year in a row of record sales and earnings,” said Donnie Smith, president and chief executive officer of Tyson Foods.
“This is an exciting time as we integrate Hillshire Brands and Tyson Foods,” Smith said, “and I believe that when we look back on this merger years from now, we’ll see it as a watershed event. We’re setting higher expectations and anticipating more growth and increased profitability, specifically in the Chicken and Prepared Foods segments. In the long-term, our Chicken segment should generate a 7-9% return on sales, although we expect fiscal 2015 to be particularly strong with a return of more than 10%.
“Although it’s still early in the process, I’m pleased with the progress we’ve made with the integration. We’ve identified the synergy targets, and now we’re working to bring those dollars to the bottom line. We’re very confident we’ll meet the expected synergy amounts of $225 million or more for fiscal ’15 and more than $500 million by the end of year three, and when we get there in fiscal 2017, we expect the Prepared Foods segment to earn a 10-12% return on sales.
“Fiscal 2015 should be another great year and is already off to a strong start. We are projecting adjusted earnings for the year in the range of $3.30-3.40 per share, and as we look ahead to 2016, we see continued success and growth.”

SEGMENT RESULTS (in millions)

Sales
(for the fourth quarter and 12 months ended September 27, 2014, and September 28, 2013)
	Fourth Quarter				12 Months
			Volume	Avg. Price			Volume	Avg. Price
	2014	2013	Change	Change	2014	2013	Change	Change
Chicken	$2,789	$2,840	2.3%	(4.0)%	$11,116	$10,988	2.6%	(1.4)%
Beef	4,429	3,745	(2.6)%	21.5%	16,177	14,400	(0.4)%	12.8%
Pork	1,627	1,402	(0.3)%	16.5%	6,304	5,408	0.8%	15.7%
Prepared Foods	1,258	881	25.5%	13.9%	3,927	3,322	10.4%	7.1%
International	361	323	7.3%	4.2%	1,381	1,324	12.2%	(7.0)%
Other	—	(1)	n/a	n/a	—	46	n/a	n/a
Intersegment Sales	(359)	(296)	n/a	n/a	(1,325)	(1,114)	n/a	n/a
Total	$10,105	$8,894	2.2%	11.2%	$37,580	$34,374	2.4%	6.9%

Operating Income (Loss)
(for the fourth quarter and 12 months ended September 27, 2014, and September 28, 2013)
	Fourth Quarter				12 Months
			Operating Margin				Operating Margin
	2014	2013	2014	2013	2014	2013	2014	2013
Chicken	$201	$212	7.2%	7.5%	$883	$683	7.9%	6.2%
Beef	153	162	3.5%	4.3%	347	296	2.1%	2.1%
Pork	99	68	6.1%	4.9%	455	332	7.2%	6.1%
Prepared Foods	(47)	16	(3.7)%	1.8%	(60)	101	(1.5)%	3.0%
International	(48)	(37)	(13.3)%	(11.5)%	(121)	(37)	(8.8)%	(2.8)%
Other	(52)	(5)	n/a	n/a	(74)	—	n/a	n/a
Total	$306	$416	3.0%	4.7%	$1,430	$1,375	3.8%	4.0%
Note: During the second quarter of fiscal 2014, we began reporting our International operation as a separate segment, which was previously included in our Chicken segment. The International segment includes our foreign operations related to raising and processing live chickens in Brazil, China, India and Mexico. All periods presented have been reclassified to reflect this change.

Adjusted Segment Results (in millions)

Adjusted Operating Income (Loss)
(for the fourth quarter and 12 months ended September 27, 2014, and September 28, 2013)
	Fourth Quarter				12 Months
			Adjusted Operating Margin				Adjusted Operating Margin
	2014	2013	2014	2013	2014	2013	2014	2013
Chicken	$206	$212	7.4%	7.5%	$888	$683	8.0%	6.2%
Beef	153	162	3.5%	4.3%	347	296	2.1%	2.1%
Pork	99	68	6.1%	4.9%	455	332	7.2%	6.1%
Prepared Foods	17	16	1.8%	1.8%	53	101	1.5%	3.0%
International	(6)	(37)	(1.7)%	(11.5)%	(79)	(37)	(5.7)%	(2.8)%
Other	—	(5)	n/a	n/a	(15)	—	n/a	n/a
Total	$469	$416	4.8%	4.7%	$1,649	$1,375	4.4%	4.0%

Adjustments to Segments for the Fourth quarter and 12 months of fiscal 2014

•	Chicken adjusted operating income increased by $5 million for the fourth quarter and 12 months of fiscal 2014 related to employee severance costs.

•
Prepared Foods adjusted operating income increased by $64 million and $113 million for the fourth quarter and 12 months of fiscal 2014, respectively. These increases relate to the following adjustments: Prepared Foods improvement plan costs, Hillshire Brands post-closing results, purchase price accounting adjustments and ongoing costs related to a legacy Hillshire Brands plant fire.

•	International adjusted operating income increased by $42 million for the fourth quarter and 12 months of fiscal 2014 related to an impairment charge to Brazil.

•
Other adjusted operating income increased by $52 million and $59 million for the fourth quarter and 12 months of fiscal 2014, respectively, related to Hillshire Brands acquisition and integration costs.

Adjusted operating income and adjusted operating margin is presented as supplementary financial measurements in the evaluation of our business. We believe the presentation of adjusted operating income and adjusted operating margin helps investors assess our financial performance from period to period and enhance understanding of our financial performance; however, adjusted operating income and adjusted operating margin may not be comparable to those of other companies in our industry, which limits the usefulness as comparative measures. Adjusted operating income and adjusted operating margin are not measures required by or calculated in accordance with GAAP and should not be considered as substitutes for any measures of financial performance reported in accordance with GAAP. Investors should rely primarily on our GAAP results, and use non-GAAP financial measures only supplementally in making investment decisions.
Summary of Segment Results

•
Chicken - Sales volume grew as a result of stronger demand for chicken products and mix of rendered product sales. Average sales price decreased as feed ingredient costs declined, partially offset by mix changes. Operating income for the fourth quarter of fiscal 2014 was negatively impacted by rapidly rising costs of outside meat purchases. For the 12 months of fiscal 2014, operating income increased due to higher sales volume and lower feed ingredient costs, partially offset by decreased average sales price. Feed costs decreased $140 million and $600 million for the fourth quarter and 12 months of fiscal 2014, respectively.

•
Beef - Sales volume decreased due to a reduction in live cattle processed. Average sales price increased due to lower domestic availability of beef products. Operating income decreased for the fourth quarter of fiscal 2014 due to higher fed cattle costs and periods of reduced consumption of beef products, which made it difficult to pass along increased input costs, as well as lower sales volumes and increased operating costs. For the 12 months of fiscal 2014, operating income increased due to improved operational execution and maximizing our revenues relative to the rising live cattle markets, partially offset by increased operating costs.

•
Pork - Sales volume slightly decreased for the fourth quarter of fiscal 2014 as a result of balancing our supply with consumption and reduced exports. Sales volumes increased for the 12 months of fiscal 2014 due to better domestic demand for our pork products. Average sales price increased due to lower total hog supplies, which resulted in higher input costs. Operating income increased as we maximized our revenues relative to live hog markets, partially attributable to operational and mix performance.

•
Prepared Foods - We acquired and consolidated Hillshire Brands on August 28, 2014. Sales volume increased as a result of improved demand for our Prepared Foods products and incremental volumes as a result of the acquisition of Hillshire Brands. Average sales price increased due to price increases associated with higher input costs along with better product mix which was positively impacted incrementally by the acquisition of Hillshire Brands. Legacy Prepared Foods operating income decreased as a result of higher raw material and other input costs of approximately $50 million and $210 million for the fourth quarter and 12 months of fiscal 2014, respectively. Because many of our sales contracts are formula based or shorter-term in nature, we are typically able to offset rising input costs through pricing. However, there is a lag time for price increases to take effect. Additionally, operating income was reduced by $64 million and $113 million for the fourth quarter and 12 months of fiscal 2014, respectively, due to additional costs associated with the Prepared Foods improvement plan, Hillshire Brands post-closing results, purchase price accounting adjustments and ongoing costs related to a legacy Hillshire Brands plant fire.

•
International - Sales volume increased as we grew our businesses in Brazil and China. Average sales price increased for the fourth quarter of fiscal 2014 due to a more favorable pricing environment in Mexico. Average sales price decreased for the 12 months of fiscal 2014 due to poor export market conditions in Brazil, supply imbalances associated with weak demand in China and a less favorable pricing environment in Mexico. Excluding the Brazil impairment and other related costs of $42 million, operating income in the fourth quarter was more favorable due to better market conditions in Mexico. Operating income decreased in the 12 months of fiscal 2014 due to poor operational execution in Brazil, challenging market conditions in Brazil and China and additional costs incurred as we grew our International operation.

Outlook
In fiscal 2015, we expect overall domestic protein production (chicken, beef, pork and turkey) to increase approximately 1% from fiscal 2014 levels. Grain supplies are expected to increase in fiscal 2015, which should result in lower input costs as well as decreased costs for cattle and hog producers. The following is a summary outlook for each of our segments, as well as an outlook on sales, capital expenditures, net interest expense, debt and liquidity, share repurchases and dividends for fiscal 2015. Unless otherwise noted, the related outlook includes the impact related to the pending sale of our Brazil and Mexico chicken production operations. Our accounting cycle results in a 53-week year in fiscal 2015 as compared to a 52-week year in fiscal 2014. Accordingly, the outlook is based on a 52-week year.

•
Chicken – Current USDA data shows U.S. chicken production to increase around 2-3% in fiscal 2015 compared to fiscal 2014. Based on current futures prices, we expect lower feed costs in fiscal 2015 compared to fiscal 2014 of approximately $350 million. Many of our sales contracts are formula based or shorter-term in nature, but there may be a lag time for price changes to take effect. Due to the relative value of chicken compared to other proteins, we believe demand will increase 3-4% in fiscal 2015. Over the past few years, we have made significant investments in our Chicken business to drive a more stable and profitable operating margin. As a result of this improvement as well as the Chicken segment no longer including our International operations, we now expect the long-term profitability of this business should be between 7-9%. However, based on the strong demand forecast and anticipated favorable pricing environment, we believe our near-term results for fiscal 2015 could exceed those expectations and be above 10%.

•
Beef – We expect to see a reduction of industry fed cattle supplies of 4-5% in fiscal 2015 as compared to fiscal 2014. Although we generally expect adequate supplies in regions we operate our plants, there may be periods of imbalance of fed cattle supply and demand. For fiscal 2015, we believe our Beef segment's profitability will be slightly below fiscal 2014.

•
Pork – We expect industry hog supplies to increase around 2-3% in fiscal 2015 compared to fiscal 2014. For fiscal 2015, we believe our Pork segment's operating margin will be in its normalized range of 6-8%.

•
Prepared Foods – We acquired and consolidated Hillshire Brands on August 28, 2014. We anticipate the Hillshire Brands acquisition will add $4 billion in revenues in fiscal 2015. We expect to realize substantial synergies from combining our Prepared Foods business with Hillshire Brands. Synergies are expected to come primarily from operational improvements, purchasing and distribution. As we execute our Prepared Foods strategy, we estimate the impact of the Hillshire Brands synergies, along with the cost savings and the production efficiencies associated with the previously announced plant closures, will positively impact our Prepared Foods segment by more than $225 million in fiscal 2015, and more than $500 million by the third full year of ownership. As we continue to integrate these businesses and deliver the first year synergies, the near-term results for fiscal 2015 are expected to be above the top end of our prior range of 6% despite a projected increase in raw material costs. However, as a result of the improvements we have made in our Prepared Foods business, our acquisition of Hillshire Brands and the significant synergies we expect to realize over the next few years, we believe the long-term profitability of this business should be between 10-12%.

•
International – We expect to complete the sale of our Brazil chicken production operation in the first quarter of fiscal 2015. The sale of our Mexico chicken production operation is pending the necessary government approvals and is expected to close in the first half of fiscal 2015. As a result, we expect our International revenues in fiscal 2015 to decrease by approximately $650-700 million as compared to fiscal 2014. Excluding any gain associated with the sale of the Brazil and Mexico operations, we expect the International segment's adjusted operating loss to improve by approximately $30 million in fiscal 2015.

•
Sales – We expect fiscal 2015 sales to approximate $42 billion as we integrate Hillshire Brands and continue to execute our strategy of accelerating growth in domestic value-added chicken sales and Prepared Food sales.

•	Capital Expenditures – We expect fiscal 2015 capital expenditures to be approximately $900 million.

•	Net Interest Expense – We expect fiscal 2015 net interest expense to be approximately $285 million.

•	Debt and Liquidity – We expect total liquidity, which was $1.6 billion at September 27, 2014, to be above our goal to maintain liquidity in excess of $1.2 billion.

•	Share Repurchases – We currently do not plan to repurchase shares other than to fund obligations under equity compensation programs.

•
Dividends – On November 13, 2014, the Board of Directors increased the quarterly dividend previously declared on July 30, 2014, to $0.10 per share on our Class A common stock and $0.09 per share on our Class B common stock. The increased quarterly dividend is payable on December 15, 2014, to shareholders of record at the close of business on December 1, 2014. The Board also declared a quarterly dividend of $0.10 per share on our Class A common stock and $0.09 per share on our Class B common stock, payable on March 13, 2015, to shareholders of record at the close of business on February 27, 2015.

TYSON FOODS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(In millions, except per share data)
(Unaudited)

	Three Months Ended		12 Months Ended
	September 27, 2014	September 28, 2013	September 27, 2014	September 28, 2013
Sales	$10,105	$8,894	$37,580	$34,374
Cost of Sales	9,393	8,225	34,895	32,016
Gross Profit	712	669	2,685	2,358

Selling, General and Administrative	406	253	1,255	983
Operating Income	306	416	1,430	1,375
Other (Income) Expense:
Interest income	(1)	(2)	(7)	(7)
Interest expense	54	36	132	145
Other, net	35	(1)	53	(20)
Total Other (Income) Expense	88	33	178	118
Income from Continuing Operations before Income Taxes	218	383	1,252	1,257
Income Tax Expense	82	124	396	409
Income from Continuing Operations	136	259	856	848
Loss from Discontinued Operation, Net of Tax	—	—	—	(70)
Net Income	136	259	856	778
Less: Net Income (Loss) Attributable to Noncontrolling Interests	(1)	(2)	(8)	—
Net Income Attributable to Tyson	$137	$261	$864	$778
Amounts attributable to Tyson:
Net Income from Continuing Operations	137	261	864	848
Net Loss from Discontinued Operation	—	—	—	(70)
Net Income Attributable to Tyson	$137	$261	$864	$778
Weighted Average Shares Outstanding:
Class A Basic	313	277	284	282
Class B Basic	70	70	70	70
Diluted	391	370	364	367
Net Income Per Share from Continuing Operations Attributable to Tyson:
Class A Basic	$0.37	$0.77	$2.48	$2.46
Class B Basic	$0.32	$0.70	$2.26	$2.22
Diluted	$0.35	$0.70	$2.37	$2.31
Net Loss Per Share from Discontinued Operation Attributable to Tyson:
Class A Basic	$—	$—	$—	$(0.20)
Class B Basic	$—	$—	$—	$(0.18)
Diluted	$—	$—	$—	$(0.19)
Net Income Per Share Attributable to Tyson:
Class A Basic	$0.37	$0.77	$2.48	$2.26
Class B Basic	$0.32	$0.70	$2.26	$2.04
Diluted	$0.35	$0.70	$2.37	$2.12
Dividends Declared Per Share:
Class A	$0.075	$0.050	$0.325	$0.310
Class B	$0.068	$0.045	$0.294	$0.279

Sales Growth	13.6%		9.3%
Margins: (Percent of Sales)
Gross Profit	7.0%	7.5%	7.1%	6.9%
Operating Income	3.0%	4.7%	3.8%	4.0%
Income from Continuing Operations	1.3%	2.9%	2.3%	2.5%
Effective Tax Rate for Continuing Operations	37.5%	32.5%	31.6%	32.6%

TYSON FOODS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(In millions)
(Unaudited)

	September 27, 2014	September 28, 2013
Assets
Current Assets:
Cash and cash equivalents	$438	$1,145
Accounts receivable, net	1,684	1,497
Inventories	3,274	2,817
Other current assets	379	145
Assets held for sale	446	—
Total Current Assets	6,221	5,604
Net Property, Plant and Equipment	5,130	4,053
Goodwill	6,706	1,902
Intangible Assets	5,276	138
Other Assets	623	480
Total Assets	$23,956	$12,177

Liabilities and Shareholders’ Equity
Current Liabilities:
Current debt	$643	$513
Accounts payable	1,806	1,359
Other current liabilities	1,207	1,138
Liabilities held for sale	141	—
Total Current Liabilities	3,797	3,010
Long-Term Debt	7,535	1,895
Deferred Income Taxes	2,450	479
Other Liabilities	1,270	560

Total Tyson Shareholders’ Equity	8,890	6,201
Noncontrolling Interests	14	32
Total Shareholders’ Equity	8,904	6,233

Total Liabilities and Shareholders’ Equity	$23,956	$12,177

TYSON FOODS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	12 Months Ended
	September 27, 2014	September 28, 2013
Cash Flows From Operating Activities:
Net income	$856	$778
Depreciation and amortization	530	519
Deferred income taxes	(105)	(12)
Convertible debt discount	(92)	—
Other, net	138	100
Net changes in other working capital	(149)	(71)
Cash Provided by Operating Activities	1,178	1,314

Cash Flows From Investing Activities:
Additions to property, plant and equipment	(632)	(558)
Purchases of marketable securities	(18)	(135)
Proceeds from sale of marketable securities	33	117
Acquisitions, net of cash acquired	(8,193)	(106)
Other, net	10	39
Cash Used for Investing Activities	(8,800)	(643)

Cash Flows From Financing Activities:
Payments on debt	(639)	(91)
Proceeds from issuance of long-term debt	5,576	68
Proceeds from issuance of debt component of tangible equity units	205	—
Proceeds from issuance of common stock, net of issuance costs	873	—
Net proceeds from issuance of equity component of tangible equity units	1,255	—
Purchases of Tyson Class A common stock	(295)	(614)
Dividends	(104)	(104)
Stock options exercised	67	123
Other, net	(23)	18
Cash Provided by (Used for) Financing Activities	6,915	(600)

Effect of Exchange Rate Changes on Cash	—	3

Increase (Decrease) in Cash and Cash Equivalents	(707)	74
Cash and Cash Equivalents at Beginning of Year	1,145	1,071
Cash and Cash Equivalents at End of Period	$438	$1,145

TYSON FOODS, INC.
EBITDA Reconciliations
(In millions)
(Unaudited)

	12 Months Ended
	September 27, 2014	September 28, 2013

Net income	$856	$778
Less: Interest income	(7)	(7)
Add: Interest expense	132	145
Add: Income tax expense (a)	396	411
Add: Depreciation	494	474
Add: Amortization (b)	26	17
EBITDA	$1,897	$1,818

Total gross debt	$8,178	$2,408
Less: Cash and cash equivalents	(438)	(1,145)
Less: Short-term investments	(1)	(1)
Total net debt	$7,739	$1,262

Ratio Calculations:
Gross debt/EBITDA	4.3x	1.3x
Net debt/EBITDA	4.1x	0.7x

(a)	Includes income tax expense of discontinued operation.

(b)
Excludes the amortization of debt discount expense of $10 million and $28 million for the 12 months ended September 27, 2014, and September 28, 2013, respectively, as it is included in Interest expense.

EBITDA represents net income, net of interest, income tax and depreciation and amortization. Net debt to EBITDA represents the ratio of our debt, net of cash and short-term investments, to EBITDA. EBITDA and net debt to EBITDA are presented as supplemental financial measurements in the evaluation of our business. We believe the presentation of these financial measures helps investors to assess our operating performance from period to period, including our ability to generate earnings sufficient to service our debt, and enhances understanding of our financial performance and highlights operational trends. These measures are widely used by investors and rating agencies in the valuation, comparison, rating and investment recommendations of companies; however, the measurements of EBITDA and net debt to EBITDA may not be comparable to those of other companies, which limits their usefulness as comparative measures. EBITDA and net debt to EBITDA are not measures required by or calculated in accordance with generally accepted accounting principles (GAAP) and should not be considered as substitutes for net income or any other measure of financial performance reported in accordance with GAAP or as a measure of operating cash flow or liquidity. EBITDA is a useful tool for assessing, but is not a reliable indicator of, our ability to generate cash to service our debt obligations because certain of the items added to net income to determine EBITDA involve outlays of cash. As a result, actual cash available to service our debt obligations will be different from EBITDA. Investors should rely primarily on our GAAP results, and use non-GAAP financial measures only supplementally, in making investment decisions.

TYSON FOODS, INC.
EPS Reconciliations
(In millions, except per share data)
(Unaudited)

	Fourth Quarter				12 Months Ended
	Impact				Impact
	Pre-Tax	Net Income	2014	2013	Pre-Tax	Net Income	2014	2013

Reported net income from continuing operations per share attributable to Tyson			$0.35	$0.70			$2.37	$2.31

Add: Brazil impairment/ Mexico undistributed earnings tax	$42	$57	0.16	—	$42	$57	0.16	—

Add: Hillshire Brands acquisition, integration and costs associated with our Prepared Foods improvement plan	$119	$84	0.24	—	$197	$133	0.37	—

Add: Hillshire Brands post-closing results, purchase price accounting and ongoing costs related to a legacy Hillshire Brands plant fire	$40	$25	0.07	—	$40	$25	0.07	—

Add: Hillshire Brands acquisition financing incremental interest costs and share dilution	$27	$18	0.09	—	$27	$18	0.12	—

Less: Unrecognized tax benefit	$—	$(12)	(0.04)	—	$—	$(52)	(0.15)	—

Less: Currency translation adjustment gain	$—	$—	—	—	$19	$—	—	(0.05)

Adjusted net income from continuing operations per share attributable to Tyson			$0.87	$0.70			$2.94	$2.26

	Fourth Quarter				12 Months Ended
	Impact				Impact
	Pre-Tax	Net Income	2014	2013	Pre-Tax	Net Income	2014	2013

Reported net income per share attributable to Tyson			$0.35	$0.70			$2.37	$2.12

Add: Brazil impairment/ Mexico undistributed earnings tax	$42	$57	0.16	—	$42	$57	0.16	—

Add: Hillshire Brands acquisition, integration and costs associated with our Prepared Foods improvement plan	$119	$84	0.24	—	$197	$133	0.37	—

Add: Hillshire Brands post-closing results, purchase price accounting and ongoing costs related to a legacy Hillshire Brands plant fire	$40	$25	0.07	—	$40	$25	0.07	—

Add: Hillshire Brands acquisition financing incremental interest costs and share dilution	$27	$18	0.09	—	$27	$18	0.12	—

Less: Unrecognized tax benefit	$—	$(12)	(0.04)	—	$—	$(52)	(0.15)	—

Less: Currency translation adjustment gain	$—	$—	—	—	$19	$—	—	(0.05)

Add: Impairment of non-core assets in China	$—	$—	—	—	$56	$—	—	0.15

Adjusted net income per share attributable to Tyson			$0.87	$0.70			$2.94	$2.22
Note: All fourth quarter 2014 and fiscal 2014 adjustments utilized weighted average share outstanding of 356 million.
Adjusted net income per share attributable to Tyson (adjusted EPS) and adjusted net income from continuing operations per share attributable to Tyson (adjusted continuing EPS) are presented as supplementary financial measurements in the evaluation of our business. We believe the presentation of adjusted EPS and adjusted continuing EPS helps investors to assess our financial performance from period to period and enhances understanding of our financial performance; however, adjusted EPS and adjusted continuing EPS may not be comparable to those of other companies in our industry, which limits the usefulness as comparative measures. Adjusted EPS and adjusted continuing EPS are not measures required by or calculated in accordance with GAAP and should not be considered as substitutes for any measure of financial performance reported in accordance with GAAP. Investors should rely primarily on our GAAP results, and use non-GAAP financial measures only supplementally, in making investment decisions.

TYSON FOODS, INC.
Operating Income Reconciliation
(In millions)
(Unaudited)

	Fourth Quarter		12 Months Ended
	2014	2013	2014	2013

Reported operating income from continuing operations	$306	$416	$1,430	$1,375

Add: Brazil impairment	42	—	42	—

Add: Hillshire Brands acquisition, integration and costs associated with our Prepared Foods improvement plan	81	—	137	—

Add: Hillshire Brands post-closing results, purchase price accounting and ongoing costs related to a legacy Hillshire Brands plant fire	40	—	40	—

Adjusted operating income from continuing operations	$469	$416	$1,649	$1,375

Adjusted operating income from continuing operations is presented as supplementary financial measurements in the evaluation of our business. We believe the presentation of adjusted operating income helps investors assess our financial performance from period to period and enhance understanding of our financial performance; however, adjusted operating income may not be comparable to those of other companies in our industry, which limits the usefulness as comparative measures. Adjusted operating income is not a measure required by or calculated in accordance with GAAP and should not be considered as a substitute for any measures of financial performance reported in accordance with GAAP. Investors should rely primarily on our GAAP results, and use non-GAAP financial measures only supplementally in making investment decisions.

Tyson Foods, Inc., with headquarters in Springdale, Arkansas, is one of the world's largest producers of chicken, beef, pork and prepared foods that include leading brands such as Tyson®, Jimmy Dean®, Hillshire Farm®, Sara Lee® frozen bakery, Ball Park®, Wright®, Aidells® and State Fair®. The company was founded in 1935 by John W. Tyson, whose family has continued to lead the business with his son, Don Tyson, guiding the company for many years and grandson, John H. Tyson, serving as the current chairman of the board of directors. Tyson Foods provides a wide variety of protein-based and prepared foods products and is the recognized market leader in the retail and foodservice markets it serves, supplying customers throughout the United States and approximately 130 countries. It has approximately 124,000 Team Members employed at more than 400 facilities and offices in the United States and around the world. Through its Core Values, Code of Conduct and Team Member Bill of Rights, Tyson Foods strives to operate with integrity and trust and is committed to creating value for its shareholders, customers and Team Members. The company also strives to be faith-friendly, provide a safe work environment and serve as stewards of the animals, land and environment entrusted to it.

A conference call to discuss the Company's financial results will be held at 9 a.m. Eastern Monday, November 17, 2014. To listen live via telephone, call 888-455-8283. International callers dial 210-839-8865. The pass code "Tyson Foods" will be required to join the call. If you are unable to listen to the live webcast, it will be archived for one year at http://ir.tyson.com. A telephone replay will be available through December 19, 2014 at 888-296-6948. International callers may access the replay at 203-369-3028. The replay passcode is 6519. The live webcast, as well as the replay, will be available on the Internet at http://ir.tyson.com. Financial information, such as this news release, as well as other supplemental data, can be accessed from the Company's web site at http://ir.tyson.com.

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Forward-Looking Statements
Certain information contained in the press release may constitute forward-looking statements, such as statements relating to expected performance, and including, but not limited to, statements appearing in the “Outlook” section. These forward-looking statements are subject to a number of factors and uncertainties which could cause our actual results and experiences to differ materially from the anticipated results and expectations expressed in such forward-looking statements. We wish to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. Among the factors that may cause actual results and experiences to differ from anticipated results and expectations expressed in such forward-looking statements are the following: (i) the effect of, or changes in, general economic conditions; (ii) fluctuations in the cost and availability of inputs and raw materials, such as live cattle, live swine, feed grains (including corn and soybean meal) and energy; (iii) market conditions for finished products, including competition from other global and domestic food processors, supply and pricing of competing products and alternative proteins and demand for alternative proteins; (iv) successful rationalization of existing facilities and operating efficiencies of the facilities; (v) risks associated with our commodity purchasing activities; (vi) access to foreign markets together with foreign economic conditions, including currency fluctuations, import/export restrictions and foreign politics; (vii) outbreak of a livestock disease (such as avian influenza (AI) or bovine spongiform encephalopathy (BSE)), which could have an adverse effect on livestock we own, the availability of livestock we purchase, consumer perception of certain protein products or our ability to access certain domestic and foreign markets; (viii) changes in availability and relative costs of labor and contract growers and our ability to maintain good relationships with employees, labor unions, contract growers and independent producers providing us livestock; (ix) issues related to food safety, including costs resulting from product recalls, regulatory compliance and any related claims or litigation; (x) changes in consumer preference and diets and our ability to identify and react to consumer trends; (xi) significant marketing plan changes by large customers or loss of one or more large customers; (xii) adverse results from litigation; (xiii) impacts on our operations caused by factors and forces beyond our control, such as natural disasters, fire, bioterrorism, pandemic or extreme weather; (xiv) risks associated with leverage, including cost increases due to rising interest rates or changes in debt ratings or outlook; (xv) compliance with and changes to regulations and laws (both domestic and foreign), including changes in accounting standards, tax laws, environmental laws, agricultural laws and occupational, health and safety laws; (xvi) our ability to make effective acquisitions or joint ventures and successfully integrate newly acquired businesses into existing operations; (xvii) failures or security breaches of our information technology systems; (xviii) effectiveness of advertising and marketing programs; and (xix) those factors listed under Item 1A. “Risk Factors” included in our Annual Report filed on Form 10-K for the period ended September 27, 2014.

Media Contact: Gary Mickelson, 479-290-6111
Investor Contact: Jon Kathol, 479-290-4235